EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Alison Taunton-Rigby, Ph.D.
          Chief Executive Officer
          Aquila Biopharmaceuticals, Inc.
          508-766-2710
          http://www.aquilabio.com

          Doug MacDougall or
          Karen Lane
          Feinstein Kean Healthcare
          617-577-8110

                 AQUILA BIOPHARMACEUTICALS ANNOUNCES
                        PRELIMINARY RESULTS OF
                     QUILVAX-M(TM) MASTITIS TRIAL

Framingham, MA, May 3, 2000 - Aquila Biopharmaceuticals,
Inc. (NASD NMS: AQLA) today announced preliminary results from a licensing trial designed to evaluate the effectiveness of Quilvax-M(TM) in the management of S.
aureus mastitis in dairy cows. The primary endpoint was a reduction in the average somatic cell counts over 120 days following challenge with S. aureus.
The preliminary results show no difference in the primary endpoint measurement between the control group of animals and those immunized with Quilvax-M(TM).

"We are disappointed with these results and will complete a detailed analysis of the data over the next few weeks in order totally understand the implications", said Alison Taunton-Rigby,Ph.D., "We remain confident of the broad utility of our core immune modulation technologies and adjuvants and we will continue to advance our other programs including further clinical testing of Quilimmune-P(TM) (pneumonia) and Quilimmune-M(TM)
(malaria) and pre-clinical work for our CD1 products for infectious diseases and cancer."

Aquila Biopharmaceuticals, Inc. is a life sciences company developing a range of proprietary products that enhance the immune response in animals and humans.
The Company's products are intended for use in treating, controlling and preventing infectious disease, cancers and autoimmune disorders. Aquila's QS-21 based products include Leucoge(R) for protection against feline leukemia virus (approved for U.S. and European use in 1991);
Quilimmune-M(TM), a human healthcare product for preventing malaria; Quilimmune-P(TM), for preventing pneumococcal infections in the elderly and CD1 pre-clinical programs for infectious diseases and cancer.
The Company also licenses its immune enhancement technologies, and current partners include SmithKline
Beecham, Elan Corporation, plc, Aventis Pasteur,
Wyeth Lederle, VaxGen, Bristol-Myers Squibb
(Progenics Pharmaceuticals) and Virbac S.A.

Leucogen(R) is a registered mark of Virbac S.A.

Statements in this release that relate to expectations and objectives of management for future operations of AquilaBiopharmaceuticals, Inc., or that otherwise relate to future performance, are forward looking statements.
Actual results may differ from those projected as a result of product demand, pricing, market acceptance, economic conditions, intellectual property issues, competitive products, risks in product and technology development, and other risks identified in the Company's Securities and Exchange Commission filings.

For investor inquiries, please call (508) 766-2723.
Press releasesmay be found on the Internet at either http://www.aquilabio.com,http://www.prnewswire.com
(company news on call), or requestedby fax by calling (800) 758-5804 X134225.